Exhibit 10.38

OFFICE LEASE

This Office Lease (this “Lease”), dated as of the date set forth in Section 1.1, is made by and between CA-10960 WILSHIRE LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and NEUROSIGMA, INC., a Delaware corporation (“Tenant”). The following exhibits are incorporated herein and made a part hereof: Exhibit A (Outline of Premises); Exhibit B (Work Letter); Exhibit C (Form of Confirmation Letter); Exhibit D (Rules and Regulations); Exhibit E (Judicial Reference); Exhibit F (Additional Provisions); and Exhibit G (Asbestos Notification).

1 BASIC LEASE INFORMATION

1.1	Date:		May 27, 2010.

1.2	Premises.

	1.2.1	“Building”:	10960 Wilshire Boulevard, Los Angeles, California, commonly known as 10960 Wilshire Boulevard.

	1.2.2	“Premises”:	Subject to Section 2.1.1, 2,161 rentable square feet of space located on the 12th floor of the Building and commonly known as Suite No. 1230, the outline and location of which is set forth in Exhibit A. If the Premises includes any floor in its entirety, all corridors and restroom facilities located on such floor shall be considered part of the Premises.

	1.2.3	“Property”:	The Building, the parcel(s) of land upon which it is located, and, at Landlord’s discretion, any parking facilities and other improvements serving the Building and the parcel(s) of land upon which such parking facilities and other improvements are located.

	1.2.4	“Project”:	The Property or, at Landlord’s discretion, any project containing the Property and any other land, buildings or other improvements.
1.3	Term

	1.3.1	Term:	The term of this Lease (the “Term”) shall commence on the Commencement Date and end on the Expiration Date (or any earlier date on which this Lease is terminated as provided herein).

	1.3.2	“Commencement Date”:	June 1, 2010. Provided that Landlord is in receipt of: (a) any Security Deposit required hereunder, (b) any pre-paid Rent required hereunder, and (c) the certificate of insurance as required hereunder, Tenant shall be permitted to take possession of the Premises from and after April 26, 2010 for the installation of Tenant’s furniture, fixtures and equipment in the Premises and, if Tenant completes the installation of Tenant’s furniture, fixtures and equipment in the Premises prior to the Commencement Date, for the Permitted Use (as defined in Section 1.7). The period beginning on April 26, 2010 and ending on the Commencement Date is referred to herein as the “Beneficial Occupancy Period”. Possession of the Premises during the Beneficial Occupancy Period shall be subject to the terms and conditions of this Lease. However, except for the cost of services requested by Tenant (e.g. after-hours HVAC and parking), Tenant shall not be required to pay Base Rent and Tenant’s Share (as defined in Section 1.6 below) of Expenses and Taxes (as defined in Section 4) for the Premises during the Beneficial Occupancy Period

	1.3.3	“Expiration Date”:	July 31, 2013

1.4	“Base Rent”:

Period During Term	Annual Base Rent Per Rentable Square Foot	Monthly Installment of Base Rent
June 1, 2010 through May 31, 2011	$34.20	$6,158.85
June 1, 2011 through May 31, 2012	$35.23	$6,344.34
June 1, 2012 through May 31, 2013	$36.28	$6,533.42
June1, 2013 through July 31, 2013	$37.37	$6,729.71

BASE RENT ABATEMENT. Notwithstanding anything in this Section of the Lease to the contrary, so long as Tenant is not in Default (as defined in Section 19) under this Lease, Tenant shall be entitled to an abatement of Base Rent follows: (i) $6,158.85 per month applicable to July, 2010 and August, 2010; and (ii) $3,079.43 per month applicable to the six (6) month period of September, 2010 through and including February, 2011. The total amount of Base Rent abated in accordance with the foregoing shall equal $30,794.28 (the “Abated Base Rent”). If Tenant Defaults at any time during the Term and fails to cure such Default within any applicable cure period under the Lease, all Abated Base Rent shall immediately become due and payable. The payment by Tenant of the Abated Base Rent in the event of a Default shall not limit or affect any of Landlord’s other rights, pursuant to this Lease or at law or in equity. Only Base Rent shall be abated pursuant to this Section, and all Additional Rent (as defined in Section 3) and other costs and charges specified in this Lease shall remain as due and payable pursuant to the provisions of this Lease.

1.5	“Base Year” for Expenses:

Calendar year 2010.

“Base Year” for Taxes:

Calendar year 2010.

1.6	“Tenant’s Share”:	0.3628% (based upon a total of 595,600 rentable square feet in the Building), subject to Section 2.1.1.

1.7	“Permitted Use”:	General office use consistent with a first-class office building.

1.8.	“Security Deposit”:	$13,459.42, as more particularly described in Section 21.

	Prepaid Base Rent:	$6,158.85, as more particularly described in Section 3.

1.9	Parking:	Tenant shall have the right to lease up to six (6) unreserved parking passes in the Parking Facility (as defined in Section 24). Of the six (6) unreserved parking passes that are to be made available to Tenant, one (1) such unreserved pass shall be designated as a “must-take” reserved pass that Tenant is obligated to lease from Landlord during the entire Term. Any unreserved parking pass in excess of one (1) shall be leased at the option of Tenant; provided, however, Tenant shall have the right, but not the obligation to convert the one (1) additional unreserved pass into “reserved” parking passes. Prior to the Commencement Date, Tenant shall notify Landlord in writing of the number of unreserved and reserved parking passes which Tenant initially elects to lease during the Term, but in no event more than six (6) or less than two (2). Thereafter, Tenant may increase or decrease the number of unreserved parking passes to be used by Tenant pursuant to this Section 1.9 upon a minimum of 30 days prior written notice to Landlord, provided that in no event may Tenant elect to lease more than six (6) or less than two (2) pass. Notwithstanding anything contained herein to the contrary, once Tenant elects to convert unreserved parking passes to reserved parking passes, Tenant shall retain such usage of the reserved parking passes during the entire Term and any extension thereof. Tenant shall pay Landlord Additional Rent for the parking passes as follows: (i) $180.00 per unreserved pass per month, plus applicable taxes, if any; and (ii) $310.00 per reserved pass per month, plus applicable taxes, if any. Such rates shall be subject to increase from time to time to reflect the prevailing market rates charged in the Parking Facility.

1.10	Address of Tenant:	Before the Commencement Date: NEUROSIGMA, INC. 466 Foothill Boulevard Suite 348 La Canada Flintridge, CA 91011 From and after the Commencement Date: the Premises.

1.11	Address of Landlord:	CA-10960 WILSHIRE LIMITED PARTNERSHIP

c/o Equity Office

10880 Wilshire Boulevard

Suite 1010

Los Angeles, CA 90024

Attention: Property Manager

with copies to:

CA-10960 WILSHIRE LIMITED PARTNERSHIP

c/o Equity Office

Two North Riverside Plaza

Suite 2100

Chicago, IL 60606

Attn: Managing Counsel

and

Equity Office

Two North Riverside Plaza

Suite 2100

Chicago, IL 60606

Attn: Lease Administration

1.12	Broker(s):	Lee & Associates (“Tenant’s Broker”), representing Tenant, and Madison Partners (“Landlord’s Broker”), representing Landlord.

1.13	Building Hours and Holidays:	“Building Hours” mean 8:00 a.m. to 6:00 p.m., Monday through Friday and 8:00 a.m. to 1:00 p.m. on Saturdays, excluding the day of observation of New Year’s Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, and, at Landlord’s discretion, any other locally or nationally recognized holiday that is observed by other buildings comparable to and in the vicinity of the Building (collectively, “Holidays”).

1.14	“Transfer Radius”:	NONE

1.15	“Tenant Improvements”:	INTENTIONALLY OMITTED.

1.16	“Guarantor”:	As of the date hereof, there is no Guarantor.

2 PREMISES AND COMMON AREAS.

2.1 The Premises.

2.1.1 Subject to the terms hereof, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord. Landlord and Tenant acknowledge that the rentable square footage of the Premises is as set forth in Section 1.2.2 and the rentable square footage of the Building is as set forth in Section 1.6; provided, however, that Landlord may from time to time re-measure the Premises and/or the Building in accordance with any generally accepted measurement standards selected by Landlord and adjust Tenant’s Share based on such re-measurement; provided further, however, that any such re-measurement shall not affect the amount of Base Rent payable for, or the amount of any tenant allowance applicable to, the initial Term. At any time Landlord may deliver to Tenant a notice substantially in the form of Exhibit C, as a confirmation of the information set forth therein. Tenant shall execute and return (or, by notice to Landlord, reasonably object to) such notice within five (5) days after receiving it, and if Tenant fails to do so, Tenant shall be deemed to have executed and returned it without exception.

2.1.2 Except as expressly provided herein, the Premises is accepted by Tenant in its condition and configuration existing on the date hereof (or in such other condition and configuration as any existing tenant of the Premises may cause to exist in accordance with its lease), without any obligation of Landlord to perform or pay for any alterations to the Premises, and without any representation or warranty regarding the condition of the Premises, the Building or the Project or their suitability for Tenant’s business. By taking possession of the Premises pursuant to this Lease, Tenant acknowledges that the Premises and the Building are then in the condition and configuration required hereunder. As of the date of this Lease, Landlord represents that Base Building electrical, HVAC (i.e., heating, ventilation and air conditioning) and plumbing systems are in good working order.

2.2 Common Areas. Tenant may use, in common with Landlord and other parties and subject to the Rules and Regulations (defined in Exhibit D), any portions of the Property that are designated from time to time by Landlord for such use (the “Common Areas”).

3 RENT. Tenant shall pay all Base Rent and Additional Rent (defined below) (collectively, “Rent”) to Landlord or Landlord’s agent, without prior notice or demand or any setoff or deduction, at the place Landlord may designate from time to time. As used herein, “Additional Rent” means all amounts, other than Base Rent, that Tenant is required to pay Landlord hereunder. Monthly payments of Base Rent and monthly payments of Additional Rent for Expenses (defined in Section 4.2.2), Taxes (defined in Section 4.2.3) and parking (collectively, “Monthly Rent”) shall be paid in advance on or before the first day of each calendar month during the Term; provided, however, that the installment of Base Rent for the first full calendar month for which Base Rent is payable hereunder shall be paid upon Tenant’s execution and delivery hereof. Except as otherwise provided herein, all other items of Additional Rent shall be paid within 30 days after Landlord’s request for payment. Rent for any partial calendar month shall be prorated based on the actual number of days in such month. Without limiting Landlord’s other rights or remedies, (a) if any installment of Rent is not received by Landlord or its designee within five (5) business days after its due date, Tenant shall pay Landlord a late charge equal to 5% of the overdue amount; and (b) any Rent that is not paid within 10 days after its due date shall bear interest, from its due date until paid, at the lesser of 18% per annum or the highest rate permitted by Law (defined in Section 5). Tenant’s covenant to pay Rent is independent of every other covenant herein.

4 EXPENSES AND TAXES.

4.1 General Terms. In addition to Base Rent, Tenant shall pay, in accordance with Section 4.4, for each Expense Year (defined in Section 4.2.1), an amount equal to the sum of (a) Tenant’s Share of any amount (the “Expense Excess”) by which Expenses for such Expense Year exceed Expenses for the Base Year, plus (b) Tenant’s Share of any amount (the “Tax Excess”) by which Taxes for such Expense Year exceed Taxes for the Base Year. No decrease in Expenses or Taxes for any Expense Year below the corresponding amount for the Base Year shall entitle Tenant to any decrease in Base Rent or any credit against amounts due hereunder. Tenant’s Share of the Expense Excess and Tenant’s Share of the Tax Excess for any partial Expense Year shall be prorated based on the number of days in such Expense Year.

4.2 Definitions. As used herein, the following terms have the following meanings:

4.2.1 “Expense Year” means each calendar year, other than the Base Year, in which any portion of the Term occurs.

4.2.2 “Expenses” means all expenses, costs and amounts that Landlord pays or accrues during the Base Year or any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement or operation of the Property. Landlord shall act in a reasonable manner in incurring Expenses. Expenses shall include (i) the cost of supplying all utilities, the cost of operating, repairing, maintaining and renovating the utility, telephone, mechanical, sanitary, storm-drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections, the cost of contesting any Laws that may affect Expenses, and the costs of complying with any governmentally-mandated transportation-management or similar program; (iii) the cost of all insurance premiums and deductibles; (iv) the cost of landscaping and relamping; (v) the cost of parking-area operation, repair, restoration, and maintenance; (vi) fees and other costs, including management, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Property; (vii) payments under any equipment-rental agreements and the fair rental value of any management office space; (viii) wages, salaries and other compensation, expenses and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Property, and costs of training, uniforms, and employee enrichment for such persons; (ix) the costs of operation, repair, maintenance and replacement of all systems and equipment (and components thereof) of the Property; (x) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in Common Areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xi) rental or acquisition costs of supplies, tools, equipment, materials and personal property used in the maintenance, operation and repair of the Property; (xii) the cost of capital improvements or any other items that are (A) intended to reduce current or future Expenses, to the extent of the reasonably anticipated cost savings, or (B) required to comply with government mandated conservation programs, or (C) required under any Law first enacted or first applicable to the Building after the date of this Lease; and (xiii) payments under any existing or future reciprocal easement agreement, transportation management agreement, cost-sharing agreement or other covenant, condition, restriction or similar instrument affecting the Property.

Notwithstanding the foregoing, Expenses shall not include: (a) capital expenditures not described in clauses (xi) or (xii) above (in addition, any capital expenditure shall be included in Expenses only if paid or accrued after the Base Year and shall be amortized (including actual or imputed interest on the amortized cost) over such period of time as Landlord shall reasonably determine); (b) depreciation; (c) principal payments of mortgage or other non-operating debts of Landlord; (d) costs of repairs to the extent Landlord is reimbursed by insurance or condemnation proceeds; (e) except as provided in clause (xiii) above, costs of leasing space in the Building, including brokerage commissions, lease concessions, rental abatements and construction allowances granted to specific tenants; (f) costs of selling, financing or refinancing the Building; (g) fines, penalties or interest resulting from late payment of Taxes or Expenses; (h) organizational expenses of creating or operating the entity that constitutes Landlord; or (i) damages paid to Tenant hereunder or to other tenants of the Building under their respective leases.

If, in the Base Year or any Expense Year, the Property is not 100% occupied (or a service provided by Landlord to tenants of the Building generally is not provided by Landlord to a tenant that provides such service itself, or any tenant of the Building is entitled to free rent, rent abatement or the like), Expenses for such year shall be determined as if the Property had been 100% occupied (and all services provided by Landlord to tenants of the Building generally had been provided by Landlord to all tenants, and no tenant of the Building had been entitled to free rent, rent abatement or the like) throughout such year. If insurance, security or utility costs for any Expense Year are less than insurance, security or utility costs, respectively, for the Base Year, then, for purposes of determining Expenses for such Expense Year, such costs for such Expense Year shall be deemed to be increased so as to be equal to such corresponding costs for the Base Year. Notwithstanding any contrary provision hereof, Expenses for the Base Year shall exclude (a) any market-wide cost increases resulting from extraordinary circumstances, including Force Majeure (defined in Section 25.2), boycotts, strikes, conservation surcharges, embargoes or shortages, and (b) at Landlord’s option, the cost of any repair or replacement that Landlord reasonably expects will not recur on an annual or more frequent basis.

4.2.3 “Taxes” means all federal, state, county or local governmental or municipal taxes, fees, charges, assessments, levies, licenses or other impositions, whether general, special, ordinary or extraordinary, that are paid or accrued during the Base Year or any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing or operation of the Property. Taxes shall include (a) real estate taxes; (b) general and special assessments; (c) transit taxes; (d) leasehold taxes; (e) personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems, appurtenances, furniture and other personal property used in connection with the Property; (f) any tax on the rent, right to rent or other income from any portion of the Property or as against the business of leasing any portion of the Property; (g) any assessment, tax, fee, levy or charge imposed by any governmental agency, or by any non-governmental entity pursuant to any private cost-sharing agreement, in order to fund the provision or enhancement of any fire-protection, street-, sidewalk- or road-maintenance, refuse-removal or other service that is (or, before the enactment of Proposition 13, was) normally provided by governmental agencies to property owners or occupants without charge (other than through real property taxes); and (h) any assessment, tax, fee, levy or charge allocable or measured by the area of the Premises or by the Rent payable hereunder, including any business, gross income, gross receipts, sales or excise tax with respect to the receipt of such Rent. Any costs and expenses (including reasonable attorneys’ and consultants’ fees) incurred in attempting to protest, reduce or minimize Taxes shall be included in Taxes for the year in which they are incurred. Notwithstanding any contrary provision hereof, Taxes shall be determined without regard to any “green building” credit and shall exclude (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Property), (ii) any Expenses, and (iii) any items required to be paid by Tenant under Section 4.5.

4.3 Allocation. Landlord, in its reasonable discretion, may equitably allocate Expenses among office, retail or other portions or occupants of the Property. If Landlord incurs Expenses or Taxes for the Property together with another property, Landlord, in its reasonable discretion, shall equitably allocate such shared amounts between the Property and such other property.

4.4 Calculation and Payment of Expense Excess and Tax Excess.

4.4.1 Statement of Actual Expenses and Taxes; Payment by Tenant. Landlord shall endeavor to give to Tenant, after the end of each Expense Year, a statement (the “Statement”) setting forth the actual Expenses, Taxes, Expense Excess and Tax Excess for such Expense Year. If the amount paid by Tenant for such Expense Year pursuant to Section 4.4.2 is less or more than the sum of Tenant’s Share of the actual Expense Excess plus Tenant’s Share of the actual Tax Excess (as such amounts are set forth in such Statement), Tenant shall pay Landlord the amount of such underpayment, or receive a credit in the amount of such overpayment, with or against the Rent then or next due hereunder; provided, however, that if this Lease has expired or terminated and Tenant has vacated the Premises, Tenant shall pay Landlord the amount of such underpayment, or Landlord shall pay Tenant the amount of such overpayment (less any Rent due), within 30 days after delivery of such Statement. Any failure of Landlord to timely deliver the Statement for any Expense Year shall not diminish either party’s rights under this Section 4.

4.4.2 Statement of Estimated Expenses and Taxes. Landlord shall endeavor to give to Tenant, for each Expense Year, a statement (the “Estimate Statement”) setting forth Landlord’s reasonable estimates of the Expenses, Taxes, Expense Excess (the “Estimated Expense Excess”) and Tax Excess (the “Estimated Tax Excess”) for such Expense Year. Upon receiving an Estimate Statement, Tenant shall pay, with its next installment of Base Rent, an amount equal to the excess of (a) the amount obtained by multiplying (i) the sum of Tenant’s Share of the Estimated Expense Excess plus Tenant’s Share of the Estimated Tax Excess (as such amounts are set forth in such Estimate Statement), by (ii) a fraction, the numerator of which is the number of months that have elapsed in the applicable Expense Year (including the month of such payment) and the denominator of which is 12, over (b) any amount previously paid by Tenant for such Expense Year pursuant to this Section 4.4.2. Until Landlord delivers a new Estimate Statement (which Landlord may do at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the sum of Tenant’s Share of the Estimated Expense Excess plus Tenant’s Share of the Estimated Tax Excess, as such amounts are set forth in the previous Estimate Statement. Any failure of Landlord to timely deliver any Estimate Statement shall not diminish Landlord’s rights to receive payments and revise any previous Estimate Statement under this Section 4.

4.4.3 Retroactive Adjustment of Taxes. Notwithstanding any contrary provision hereof, if, after Landlord’s delivery of any Statement, an increase or decrease in Taxes occurs for the applicable Expense Year or for the Base Year (whether by reason of reassessment, error, or otherwise), Taxes for such Expense Year or the Base Year, as the case may be, and the Tax Excess for such Expense Year shall be retroactively adjusted. If, as a result of such adjustment, it is determined that Tenant has under- or overpaid Tenant’s Share of such Tax Excess, Tenant shall pay Landlord the amount of such underpayment, or receive a credit in the amount of such overpayment, with or against the Rent then or next due hereunder; provided, however, that if this Lease has expired or terminated and Tenant has vacated the Premises, Tenant shall pay Landlord the amount of such underpayment, or Landlord shall pay Tenant the amount of such overpayment (less any Rent due), within 30 days after such adjustment is made.

4.5 Charges for Which Tenant Is Directly Responsible. Tenant shall pay, 10 days before delinquency, any taxes levied against Tenant’s equipment, furniture, fixtures and other personal property located in or about the Premises. If any such taxes are levied against Landlord or its property (or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or other personal property of Tenant), Landlord may pay such taxes (or such increased assessment) regardless of their (or its) validity, in which event Tenant, upon demand, shall repay to Landlord the amount so paid. If the Leasehold Improvements (defined in Section 7.1) are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord’s “building standard” in other space in the Building are assessed, the Taxes levied against Landlord or the Property by reason of such excess assessed valuation shall be deemed taxes levied against Tenant’s personal property for purposes of this Section 4.5. Notwithstanding any contrary provision hereof, Tenant shall pay, 10 days before delinquency, (i) any rent tax, sales tax, service tax, transfer tax or value added tax, or any other tax respecting the rent or services described herein or otherwise respecting this transaction or this Lease; and (ii) any taxes assessed upon the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of any portion of the Property.

5 USE; COMPLIANCE WITH LAWS. Tenant shall not (a) use the Premises for any purpose other than the Permitted Use, or (b) do anything in or about the Premises that violates any of the Rules and Regulations, damages the reputation of the Project, interferes with, injures or annoys other occupants of the Building, or constitutes a nuisance. Tenant, at its expense, shall comply with all Laws relating to (i) the operation of its business at the Project, (ii) the use, condition, configuration or occupancy of the Premises, or (iii) the Building systems located in or exclusively serving the Premises. If, in order to comply with any such Law, Tenant must obtain or deliver any permit, certificate or other document evidencing such compliance, Tenant shall provide a copy of such document to Landlord promptly after obtaining or delivering it. If a change to any Common Area, the Building structure, or any Building system located outside of and not exclusively serving the Premises becomes required under Law as a result of any Tenant-Insured Improvement (defined in Section 10.2.2) or any use of the Premises other than general office use, Tenant, upon demand, shall (x) at Landlord’s option, either make such change at Tenant’s cost or pay Landlord the cost of making such change, and (y) pay Landlord a coordination fee equal to 10% of the cost of such change. As used herein, “Law” means any existing or future law, ordinance, regulation or requirement of any governmental authority having jurisdiction over the Project or the parties.

6 SERVICES.

6.1 Standard Services. Landlord shall provide the following services on all days (unless otherwise stated below): (a) subject to limitations imposed by Law, customary heating, ventilation and air conditioning (“HVAC”) in season during Building Hours; (b) electricity supplied by the applicable public utility, stubbed to the Premises; (c) water supplied by the applicable public utility (i) for use in lavatories and any drinking facilities located in Common Areas within the Building, and (ii) stubbed to the Building core for use in any plumbing fixtures located in the Premises; (d) janitorial services to the Premises, except on weekends and Holidays; and (e) elevator service (subject to scheduling by Landlord, and payment of Landlord’s standard usage fee, for any freight service after Building Hours).

6.2 Above-Standard Use. Landlord shall provide HVAC service outside Building Hours if Tenant gives Landlord such prior notice and pays Landlord such hourly cost per zone as Landlord may require. As of the date hereof, Landlord’s charge for after hours heating and air conditioning service is: (i) $140.00 per hour per floor ($180.00 per hour per floor on Holidays), with a 2-hour minimum Monday through Friday, a 4-hour minimum on Saturday, and an 8-hour minimum on Sunday and Holidays, and (ii) $55.00 per hour for ventilation only. Such costs shall only increase to the extent Landlord’s actual costs to provide such services increase. Tenant shall not, without Landlord’s prior consent, use equipment that may affect the temperature maintained by the air conditioning system or consume above-Building-standard amounts of any water furnished for the Premises by Landlord pursuant to Section 6.1. If Tenant’s consumption of electricity or water exceeds the rate Landlord reasonably deems to be standard for the Building, Tenant shall pay Landlord, upon billing, the cost of such excess consumption, including any costs of installing, operating and maintaining any equipment that is installed in order to supply or measure such excess electricity or water. The connected electrical load of Tenant’s incidental-use equipment shall not exceed the Building-standard electrical design load, and Tenant’s electrical usage shall not exceed the capacity of the feeders to the Project or the risers or wiring installation. For purposes hereof, the Building “electrical standard” is four (4) watts per rentable square foot of connected load to the Premises, exclusive of Base Building HVAC.

6.3 Interruption. Any failure to furnish, delay in furnishing, or diminution in the quality or quantity of any service resulting from any application of Law, failure of equipment, performance of maintenance, repairs, improvements or alterations, utility interruption, or event of Force Majeure (each, a “Service Interruption”) shall not render Landlord liable to Tenant, constitute a constructive eviction, or excuse Tenant from any obligation hereunder. Notwithstanding the foregoing, if all or a material portion of the Premises is made untenantable or inaccessible for more than five (5) consecutive business days after notice from Tenant to Landlord by a Service Interruption that Landlord can correct through reasonable efforts, then, as Tenant’s sole remedy, Monthly Rent shall abate for the period beginning on the day immediately following such 5-business-day period and ending on the day such Service Interruption ends, but only in proportion to the percentage of the rentable square footage of the Premises made untenantable or inaccessible.

7 REPAIRS AND ALTERATIONS.

7.1 Repairs. Tenant, at its expense, shall perform all maintenance and repairs (including replacements) to the Premises that are not Landlord’s express responsibility hereunder, and shall keep the Premises in good condition and repair, reasonable wear and tear excepted. Tenant’s maintenance and repair obligations shall include (a) all leasehold improvements in the Premises, whenever and by whomever installed or paid for, including any Tenant Improvements, any Alterations (defined in Section 7.2), and any leasehold improvements installed pursuant to any prior lease, but excluding the Base Building (the “Leasehold Improvements”); (b) all supplemental heating, ventilation and air conditioning units, kitchens (including hot water heaters, dishwashers, garbage disposals, insta-hot dispensers, and plumbing) and similar facilities exclusively serving Tenant, whether located inside or outside of the Premises, and whenever and by whomever installed or paid for; and (c) all Lines (defined in Section 23). Notwithstanding the foregoing, Landlord may, at its option, perform such maintenance and repairs on Tenant’s behalf, in which case Tenant shall pay Landlord, upon demand, the cost of such work plus a coordination fee equal to 10% of such cost. Landlord shall perform all maintenance and repairs to (i) the roof and exterior walls and windows of the Building, (ii) the Base Building, and (iii) the Common Areas. As used herein, “Base Building” means the structural portions of the Building, together with all mechanical (including HVAC), electrical, plumbing and fire/life-safety systems serving the Building in general, whether located inside or outside of the Premises.

7.2 Alterations. Tenant may not make any improvement, alteration, addition or change to the Premises or to any mechanical, plumbing or HVAC facilities or other systems serving the Premises (an “Alteration”) without Landlord’s prior consent, which consent shall be requested by Tenant not less than 30 days before commencement of work and shall not be unreasonably withheld by Landlord. Notwithstanding the foregoing, Landlord’s prior consent shall not be required for any Alteration that is decorative only (e.g., carpet installation or painting) provided that Landlord receives 10 business days’ prior notice. For any Alteration, (a) Tenant, before commencing work, shall deliver to Landlord, and obtain Landlord’s approval of, plans and specifications; (b) Landlord, in its discretion, may require Tenant to obtain security for performance satisfactory to Landlord; (c) Tenant shall deliver to Landlord “as built” drawings (in CAD format, if requested by Landlord), completion affidavits, full and final lien waivers, and all governmental approvals; and (d) Tenant shall pay Landlord upon demand (i) Landlord’s reasonable out-of-pocket expenses incurred in reviewing the work, and (ii) a coordination fee equal to 10% of the cost of the work; provided, however, that this clause (d) shall not apply to any Tenant Improvements.

7.3 Tenant Work. Before commencing any repair or Alteration (“Tenant Work”), Tenant shall deliver to Landlord, and obtain Landlord’s approval of, (a) names of contractors, subcontractors, mechanics, laborers and materialmen; (b) evidence of contractors’ and subcontractors’ insurance; and (c) any required governmental permits. Tenant shall perform all Tenant Work (i) in a good and workmanlike manner using materials of a quality reasonably approved by Landlord; (ii) in compliance with any approved plans and specifications, all Laws, the National Electric Code, and Landlord’s construction rules and regulations; and (iii) in a manner that does not impair the Base Building. If, as a result of any Tenant Work, Landlord becomes required under Law to perform any inspection, give any notice, or cause such Tenant Work to be performed in any particular manner, Tenant shall comply with such requirement and promptly provide Landlord with reasonable documentation of such compliance. Landlord’s approval of Tenant’s plans and specifications shall not relieve Tenant from any obligation under this Section 7.3. In performing any Tenant Work, Tenant shall not use contractors, services, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with any workforce or trades engaged in performing other work or services at the Project.

8 LANDLORD’S PROPERTY. All Leasehold Improvements shall become Landlord’s property upon installation and without compensation to Tenant. Notwithstanding the foregoing, before the expiration or earlier termination hereof, Tenant shall, at Landlord’s election, either (a) at Tenant’s expense, remove any Tenant-Insured Improvements, repair any resulting damage to the Premises or Building, and restore the affected portion of the Premises to its condition existing before the installation of such Tenant-Insured Improvements (or, at Landlord’s election, to a building-standard tenant-improved condition as determined by Landlord), or (b) pay to Landlord an amount equal to the estimated cost of such work, as reasonably determined by Landlord. If, in the case of clause (a) of the preceding sentence, Tenant fails to complete such removal, repair or restoration when required, Landlord may do so at Tenant’s expense.

9 LIENS. Tenant shall keep the Project free from any lien arising out of any work performed, material furnished or obligation incurred by or on behalf of Tenant. Tenant shall remove any such lien within 10 business days after notice from Landlord, and if Tenant fails to do so, Landlord, without limiting its remedies, may pay the amount necessary to cause such removal, whether or not such lien is valid. The amount so paid, together with reasonable attorneys’ fees and expenses, shall be reimbursed by Tenant upon demand.

10 INDEMNIFICATION; INSURANCE.

10.1 Waiver and Indemnification. Tenant waives all claims against Landlord, its Security Holders (defined in Section 17), Landlord’s managing agent(s), their (direct or indirect) owners, and the beneficiaries, trustees, officers, directors, employees and agents of each of the foregoing (including Landlord, the “Landlord Parties”) for (i) any damage to person or property (or resulting from the loss of use thereof), except to the extent such damage is caused by the gross negligence or willful misconduct of any Landlord Party, or (ii) any failure to prevent or control any criminal or otherwise wrongful conduct by any third party or to apprehend any third party who has engaged in such conduct. Tenant shall indemnify, defend, protect, and hold the Landlord Parties harmless from any obligation, loss, claim, action, liability, penalty, damage, cost or expense (including reasonable attorneys’ and consultants’ fees and expenses) (each, a “Claim”) that is imposed or asserted by any third party and arises from (a) any cause related to Tenant in, on or about the Premises, (b) occupancy of the Premises by, or any negligence or willful misconduct of, Tenant, any party claiming by, through or under Tenant, their (direct or indirect) owners, or any of their respective beneficiaries, trustees, officers, directors, employees, agents, contractors, licensees or invitees, or (c) any breach by Tenant of any representation, covenant or other term contained herein, except to the extent such Claim arises from the gross negligence or willful misconduct of any Landlord Party.

10.2 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts:

10.2.1 Commercial General Liability Insurance covering claims of bodily injury, personal injury and property damage arising out of Tenant’s operations and contractual liabilities, including coverage formerly known as broad form, on an occurrence basis, with minimum primary limits of $1,000,000 each occurrence and $2,000,000 annual aggregate (and not more than $25,000 self-insured retention) and a minimum excess/umbrella limit of $2,000,000.

10.2.2 Property Insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property in the Premises installed by, for, or at the expense of Tenant, and (ii) any Leasehold Improvements installed by or for the benefit of Tenant, whether pursuant to this Lease or pursuant to any prior lease or other agreement to which Tenant was a party (“Tenant-Insured Improvements”). Such insurance shall be written on an “all risks” of physical loss or damage basis, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance, and shall include coverage for damage or other loss caused by fire or other peril, including vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year.

10.2.3 Worker’s Compensation and Employer’s Liability or other similar insurance to the extent required by Law.

10.3 Form of Policies. The minimum limits of insurance required to be carried by Tenant shall not limit Tenant’s liability. Such insurance shall be issued by an insurance company that has an A.M. Best rating of not less than A-VIII and shall be in form and content reasonably acceptable to Landlord. Tenant’s Commercial General Liability Insurance shall (a) name the Landlord Parties and any other party designated by Landlord (“Additional Insured Parties”) as additional insureds; and (b) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and non-contributing with Tenant’s insurance. Landlord shall be designated as a loss payee with respect to Tenant’s Property Insurance on any Tenant-Insured Improvements. Tenant shall deliver to Landlord, on or before the Commencement Date and at least 15 days before the expiration dates thereof, certificates from Tenant’s insurance company on the forms currently designated “ACORD 25-S” (Certificate of Liability Insurance) and “ACORD 28” (Evidence of Commercial Property Insurance) or the equivalent. Attached to the ACORD 25-S (or equivalent) there shall be an endorsement naming the Additional Insured Parties as additional insureds, and attached to the ACORD 28 (or equivalent) there shall be an endorsement designating Landlord as a loss payee with respect to Tenant’s Property Insurance on any Tenant-Insured Improvements, and each such endorsement shall be binding on Tenant’s insurance company. Upon Landlord’s request, Tenant shall deliver to Landlord, in lieu of such certificates, copies of the policies of insurance required to be carried under Section 10.2 showing that the Additional Insured Parties are named as additional insureds and that Landlord is designated as a loss payee with respect to Tenant’s Property Insurance on any Tenant-Insured Improvements.

10.4 Subrogation. Each party waives, and shall cause its insurance carrier to waive, any right of recovery against the other party, any of its (direct or indirect) owners, or any of their respective beneficiaries, trustees, officers, directors, employees or agents for any loss of or damage to property which loss or damage is (or, if the insurance required hereunder had been carried, would have been) covered by insurance. For purposes of this Section 10.4 only, (a) any deductible with respect to a party’s insurance shall be deemed covered by, and recoverable by such party under, valid and collectable policies of insurance, and (b) any contractor retained by Landlord to install, maintain or monitor a fire or security alarm for the Building shall be deemed an agent of Landlord.

10.5 Additional Insurance Obligations. Tenant shall maintain such increased amounts of the insurance required to be carried by Tenant under this Section 10, and such other types and amounts of insurance covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord, but not in excess of the amounts and types of insurance then being required by landlords of buildings comparable to and in the vicinity of the Building.

11 CASUALTY DAMAGE. With reasonable promptness after discovering any damage to the Premises, or to the Common Areas necessary for access to the Premises, resulting from any fire or other casualty (a “Casualty”), Landlord shall notify Tenant of Landlord’s reasonable estimate of the time required to substantially complete repair of such damage (the “Landlord Repairs”). If, according to such estimate, the Landlord Repairs cannot be substantially completed within 180 days after they are commenced, either party may terminate this Lease upon 60 days’ notice to the other party delivered within 10 days after Landlord’s delivery of such estimate. Within 90 days after discovering any damage to the Project resulting from any Casualty, Landlord may, whether or not the Premises is affected, terminate this Lease by notifying Tenant if (i) any Security Holder terminates any ground lease or requires that any insurance proceeds be used to pay any mortgage debt; (ii) any damage to Landlord’s property is not substantially covered by Landlord’s insurance policies; (iii) Landlord decides to rebuild the Building or Common Areas so that it or they will be substantially different structurally or architecturally; (iv) the damage occurs during the last 12 months of the Term; or (v) any owner, other than Landlord, of any damaged portion of the Project does not intend to repair such damage. If this Lease is not terminated pursuant to this Section 11, Landlord shall promptly and diligently perform the Landlord Repairs, subject to reasonable delays for insurance adjustment and other events of Force Majeure. The Landlord Repairs shall restore the Premises and the Common Areas necessary for access to the Premises to substantially the same condition that existed when the Casualty occurred, except for (a) any modifications required by Law or any Security Holder, and (b) any modifications to the Common Areas that are deemed desirable by Landlord, are consistent with the character of the Project, and do not materially impair access to the Premises. Notwithstanding Section 10.4, Tenant shall assign to Landlord (or its designee) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.2 with respect to any Tenant-Insured Improvements, and if the estimated or actual cost of restoring any Tenant-Insured Improvements exceeds the insurance proceeds received by Landlord from Tenant’s insurance carrier, Tenant shall pay such excess to Landlord within 15 days after Landlord’s demand. No Casualty and no restoration performed as required hereunder shall render Landlord liable to Tenant, constitute a constructive eviction, or excuse Tenant from any obligation hereunder; provided, however, that if the Premises or any Common Area necessary for Tenant’s access to the Premises is damaged by a Casualty, then, during any time that, as a result of such damage, any portion of the Premises is untenantable or inaccessible and is not occupied by Tenant, Monthly Rent shall be abated in proportion to the rentable square footage of such portion of the Premises.

12 NONWAIVER. No provision hereof shall be deemed waived by either party unless it is waived by such party expressly and in writing, and no waiver of any breach of any provision hereof shall be deemed a waiver of any subsequent breach of such provision or any other provision hereof. Landlord’s acceptance of Rent shall not be deemed a waiver of any preceding breach of any provision hereof, other than Tenant’s failure to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of such acceptance. No acceptance of payment of an amount less than the Rent due hereunder shall be deemed a waiver of Landlord’s right to receive the full amount of Rent due, whether or not any endorsement or statement accompanying such payment purports to effect an accord and satisfaction. No receipt of monies by Landlord from Tenant after the giving of any notice, the commencement of any suit, the issuance of any final judgment, or the termination hereof shall affect such notice, suit or judgment, or reinstate or extend the Term or Tenant’s right of possession hereunder.

13 CONDEMNATION. If any part of the Premises, Building or Project is taken for any public or quasi-public use by power of eminent domain or by private purchase in lieu thereof (a “Taking”) for more than 180 consecutive days, Landlord may terminate this Lease. If more than 5% of the rentable square footage of the Premises is Taken, or access to the Premises is substantially impaired as a result of a Taking, for more than 180 consecutive days, Tenant may terminate this Lease. Any such termination shall be effective as of the date possession must be surrendered to the authority, and the terminating party shall provide termination notice to the other party within 45 days after receiving written notice of such surrender date. Except as provided above in this Section 13, neither party may terminate this Lease as a result of a Taking. Tenant shall not assert any claim for compensation because of any Taking; provided, however, that Tenant may file a separate claim for any Taking of Tenant’s personal property or any fixtures that Tenant is entitled to remove upon the expiration hereof, and for moving expenses, so long as such claim does not diminish the award available to Landlord or any Security Holder and is payable separately to Tenant. If this Lease is terminated pursuant to this Section 13, all Rent shall be apportioned as of the date of such termination. If a Taking occurs and this Lease is not so terminated, Monthly Rent shall be abated for the period of such Taking in proportion to the percentage of the rentable square footage of the Premises, if any, that is subject to, or rendered inaccessible by, such Taking.

14 ASSIGNMENT AND SUBLETTING.

14.1 Transfers. Tenant shall not, without Landlord’s prior consent, assign, mortgage, pledge, hypothecate, encumber, permit any lien to attach to, or otherwise transfer this Lease or any interest hereunder, permit any assignment or other transfer hereof or any interest hereunder by operation of law, enter into any sublease or license agreement, otherwise permit the occupancy or use of any part of the Premises by any persons other than Tenant and its employees and contractors, or permit a Change of Control (defined in Section 14.6) to occur (each, a “Transfer”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall provide Landlord with (i) notice of the terms of the proposed Transfer, including its proposed effective date (the “Contemplated Effective Date”), a description of the portion of the Premises to be transferred (the “Contemplated Transfer Space”), a calculation of the Transfer Premium (defined in Section 14.3), and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, and (ii) current financial statements of the proposed transferee (or, in the case of a Change of Control, of the proposed new controlling party(ies)) certified by an officer or owner thereof and any other information reasonably required by Landlord in order to evaluate the proposed Transfer (collectively, the “Transfer Notice”). Within 30 days after receiving the Transfer Notice, Landlord shall notify Tenant of (a) its consent to the proposed Transfer, (b) its refusal to consent to the proposed Transfer, or (c) its exercise of its rights under Section 14.4. Any Transfer made without Landlord’s prior consent shall, at Landlord’s option, be void and shall, at Landlord’s option, constitute a Default (defined in Section 19). Tenant shall pay Landlord a fee of $1,000.00 for Landlord’s review of any proposed Transfer, whether or not Landlord consents to it.

14.2 Landlord’s Consent. Subject to Section 14.4, Landlord shall not unreasonably withhold its consent to any proposed Transfer. Without limiting other reasonable grounds for withholding consent, it shall be deemed reasonable for Landlord to withhold consent to a proposed Transfer if:

14.2.1 The proposed transferee is not a party of reasonable financial strength in light of the responsibilities to be undertaken in connection with the Transfer on the date the Transfer Notice is received; or

14.2.2 The proposed transferee has a character or reputation or is engaged in a business that is not consistent with the quality of the Building or the Project; or

14.2.3 The proposed transferee is a governmental entity or a nonprofit organization; provided that it shall be unreasonable for Landlord to withhold its consent to a proposed transferee that is a governmental entity or a nonprofit organization if such an entity or organization is a tenant or occupant of the Building on the date the Transfer Notice is received by Landlord or at any other period during the Term prior to the date of the Transfer Notice; or

14.2.4 In the case of a proposed sublease, license or other occupancy agreement, the rent or occupancy fee charged by Tenant to the transferee during the term of such agreement, calculated using a present value analysis, is less than 75% of the rent being quoted by Landlord or its Affiliate (defined in Section 14.8) at the time of such Transfer for comparable space in the Project for a comparable term, calculated using a present value analysis; or

14.2.5 The proposed transferee or any of its Affiliates, on the date the Transfer Notice is received, has negotiated with Landlord to lease space in the Project during the preceding three (3) month period.

Notwithstanding any contrary provision hereof, (a) if Landlord consents to any Transfer pursuant to this Section 14.2 but Tenant does not enter into such Transfer within six (6) months thereafter, such consent shall no longer apply and such Transfer shall not be permitted unless Tenant again obtains Landlord’s consent thereto pursuant and subject to the terms of this Section 14; and (b) if Landlord unreasonably withholds its consent under this Section 14.2, Tenant’s sole remedies shall be contract damages (subject to Section 20) or specific performance, and Tenant waives all other remedies, including any right to terminate this Lease.

14.3 Transfer Premium. If Landlord consents to a Transfer, Tenant shall pay Landlord an amount equal to 50% of any Transfer Premium (defined below). As used herein, “Transfer Premium” means (a) in the case of an assignment, any consideration paid by the assignee for such assignment, less any reasonable and customary expenses directly incurred by Tenant on account of such assignment, including brokerage fees, legal fees, and Landlord’s review fee; (b) in the case of a sublease, license or other occupancy agreement, the amount by which all rent and other consideration paid by the transferee to Tenant pursuant to such agreement (less all reasonable and customary expenses directly incurred by Tenant on account of such agreement, including brokerage fees, legal fees, construction costs and Landlord’s review fee) exceeds the Monthly Rent payable by Tenant hereunder with respect to the Contemplated Transfer Space for the term of such agreement; and (c) in the case of a Change of Control, any consideration paid by the new controlling party(ies) to the prior controlling party(ies) on account of this Lease. Payment of Landlord’s share of the Transfer Premium shall be made (x) in the case of an assignment or a Change of Control, within 10 days after Tenant or the prior controlling party(ies), as the case may be, receive(s) the consideration described above, and (y) in the case of a sublease, license or other occupancy agreement, on the first day of each month during the term of such agreement, in the amount of 50% of the amount by which the rent and other consideration paid by the transferee to Tenant under such agreement for such month (less all reasonable and customary expenses directly incurred by Tenant on account of such agreement, including brokerage fees, legal fees, construction costs and Landlord’s review fee, as amortized on a monthly, straight-line basis over the term of such agreement) exceeds the Monthly Rent payable by Tenant hereunder with respect to the Contemplated Transfer Space for such month.

14.4 Landlord’s Right to Recapture. Notwithstanding any contrary provision hereof, except in the case of a Permitted Transfer (defined in Section 14.8), Landlord, by notifying Tenant within 30 days after receiving the Transfer Notice, may terminate this Lease with respect to the Contemplated Transfer Space as of the Contemplated Effective Date. If the Contemplated Transfer Space is less than the entire Premises, then Base Rent, Tenant’s Share, and the number of parking passes to which Tenant is entitled under Section 1.9 shall be deemed adjusted on the basis of the percentage of the rentable square footage of the Premises retained by Tenant. Upon request of either party, the parties shall execute a written agreement prepared by Landlord memorializing such termination.

14.5 Effect of Consent. If Landlord consents to a Transfer, (i) such consent shall not be deemed a consent to any further Transfer, (ii) Tenant shall deliver to Landlord, promptly after execution, an executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (iii) Tenant shall deliver to Landlord, upon Landlord’s request, a complete statement, certified by an independent CPA or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium. In the case of an assignment, the assignee shall assume in writing, for Landlord’s benefit, all of Tenant’s obligations hereunder. No Transfer, with or without Landlord’s consent, shall relieve Tenant or any guarantor hereof from any liability hereunder.

14.6 Change of Control. As used herein, “Change of Control” means (a) if Tenant is a closely held professional service firm, the withdrawal or change (whether voluntary, involuntary or by operation of law) of 50% or more of its equity owners within a 12-month period; and (b) in all other cases, any transaction(s) resulting in the acquisition of a Controlling Interest (defined below) by one or more parties that did not own a Controlling Interest immediately before such transaction(s). As used herein, “Controlling Interest” means any direct or indirect equity or beneficial ownership interest in Tenant that confers upon its holder(s) the direct or indirect power to direct the ordinary management and policies of Tenant, whether through the ownership of voting securities, by contract or otherwise (but not through the ownership of voting securities listed on a recognized securities exchange).

14.7 Effect of Default. If Tenant is in Default, Landlord is irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any transferee under any sublease, license or other occupancy agreement to make all payments under such agreement directly to Landlord (which Landlord shall apply towards Tenant’s obligations hereunder) until such Default is cured. Such transferee shall rely upon any representation by Landlord that Tenant is in Default, whether or not confirmed by Tenant.

14.8 Permitted Transfers. Notwithstanding any contrary provision hereof, if Tenant is not in Default, Tenant may, without Landlord’s consent pursuant to Section 14.1, permit a Change of Control to occur or assign this Lease to (a) an Affiliate of Tenant, (b) a successor to Tenant by merger or consolidation, or (c) a successor to Tenant by purchase of all or substantially all of Tenant’s assets, or permit a Change of Control to occur (a “Permitted Transfer”), provided that (i) at least 10 business days before the Transfer, Tenant notifies Landlord of such Transfer and delivers to Landlord any documents or information reasonably requested by Landlord relating thereto, including reasonable documentation that the Transfer satisfies the requirements of this Section 14.8; (ii) in the case of an assignment pursuant to clause (a) or (c) above, the assignee executes and delivers to Landlord, at least 10 business days before the assignment, a commercially reasonable instrument pursuant to which the assignee assumes, for Landlord’s benefit, all of Tenant’s obligations hereunder; (iii) in the case of an assignment pursuant to clause (b) above, (A) the successor entity has a net worth (as determined in accordance with GAAP, but excluding intellectual property and any other intangible assets (“Net Worth”)) immediately after the

Transfer that is not less than the Net Worth of Tenant immediately before the Transfer, and (B) if Tenant is a closely held professional service firm, at least 75% of its equity owners existing 12 months before the Transfer are also equity owners of the successor entity; (iv) the transferee is qualified to conduct business in the State of California; (v) in the case of a Change of Control, the Net Worth of Tenant immediately after the Change of Control is not less than the Net Worth of Tenant immediately prior to the Change of Control; and (vi) the Transfer is made for a good faith operating business purpose and not in order to evade the requirements of this Section 14. Notwithstanding the foregoing, if Tenant is prohibited from providing Landlord with 10 business days prior notice of a Permitted Transfer as a result of Law or a binding confidentiality agreement, Tenant shall provide Landlord with notice of such Permitted Transfer as soon as legally permitted following the Permitted Transfer (but, in any event, within 10 business days following the closing or completion of such Permitted Transfer). As used herein, “Affiliate” means, with respect to any party, a person or entity that controls, is under common control with, or is controlled by such party.

15 SURRENDER. Upon the expiration or earlier termination hereof, and subject to Section 8 and this Section 15, Tenant shall surrender possession of the Premises to Landlord in as good condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, except for reasonable wear and tear and repairs that are Landlord’s express responsibility hereunder. Before such expiration or termination, Tenant, without expense to Landlord, shall (a) remove from the Premises all debris and rubbish and all furniture, equipment, business and trade fixtures, Lines, free-standing cabinet work, movable partitions and other articles of personal property that are owned or placed in the Premises by Tenant or any party claiming by, through or under Tenant (except for any Lines not required to be removed under Section 23), and (b) repair all damage to the Premises and Building resulting from such removal. If Tenant fails to timely perform such removal and repair, Landlord may do so at Tenant’s expense (including storage costs). If Tenant fails to remove such property from the Premises, or from storage, within 30 days after notice from Landlord, any part of such property shall be deemed, at Landlord’s option, either (x) conveyed to Landlord without compensation, or (y) abandoned.

16 HOLDOVER. If Tenant fails to surrender the Premises upon the expiration or earlier termination hereof, Tenant’s tenancy shall be subject to the terms and conditions hereof; provided, however, that such tenancy shall be a tenancy at sufferance only, for the entire Premises, and Tenant shall pay Monthly Rent (on a per-month basis without reduction for any partial month) at a rate equal to 150% of the Monthly Rent applicable during the last calendar month of the Term. Nothing in this Section 16 shall limit Landlord’s rights or remedies or be deemed a consent to any holdover. If Landlord is unable to deliver possession of the Premises to a new tenant or to perform improvements for a new tenant as a result of Tenant’s holdover, Tenant shall be liable for all resulting damages, including lost profits, incurred by Landlord.

17 SUBORDINATION; ESTOPPEL CERTIFICATES. This Lease shall be subject and subordinate to all existing and future ground or underlying leases, mortgages, trust deeds and other encumbrances against the Building or Project, all renewals, extensions, modifications, consolidations and replacements thereof (each, a “Security Agreement”), and all advances made upon the security of such mortgages or trust deeds, unless in each case the holder of such Security Agreement (each, a “Security Holder”) requires in writing that this Lease be superior thereto. Upon any termination or foreclosure (or any delivery of a deed in lieu of foreclosure) of any Security Agreement, Tenant, upon request, shall attorn, without deduction or set-off, to the Security Holder or purchaser or any successor thereto and shall recognize such party as the lessor hereunder provided that such party agrees not to disturb Tenant’s occupancy so long as Tenant timely pays the Rent and otherwise performs its obligations hereunder. Within 10 days after request by Landlord, Tenant shall execute such further instruments as Landlord may reasonably deem necessary to evidence the subordination or superiority of this Lease to any Security Agreement. Tenant waives any right it may have under Law to terminate or otherwise adversely affect this Lease or Tenant’s obligations hereunder upon a foreclosure. Within 10 business days after Landlord’s request, Tenant shall execute and deliver to Landlord a commercially reasonable estoppel certificate in favor of such parties as Landlord may reasonably designate, including current and prospective Security Holders and prospective purchasers.

18 ENTRY BY LANDLORD. At all reasonable times and upon reasonable notice to Tenant, or in an emergency, Landlord may enter the Premises to (i) inspect the Premises; (ii) show the Premises to prospective purchasers, current or prospective Security Holders or insurers, or, during the last nine (9) months of the Term (or while an uncured Default exists), prospective tenants; (iii) post notices of non-responsibility; or (iv) perform maintenance, repairs or alterations. At any time and without notice to Tenant, Landlord may enter the Premises to perform required services. If reasonably necessary, Landlord may temporarily close any portion of the Premises to perform maintenance, repairs or alterations. In an emergency, Landlord may use any means it deems proper to open doors to and in the Premises. No entry into or closure of any portion of the Premises pursuant to this Section 18 shall render Landlord liable to Tenant, constitute a constructive eviction, or excuse Tenant from any obligation hereunder.

19 DEFAULTS; REMEDIES.

19.1 Events of Default. The occurrence of any of the following shall constitute a “Default”:

19.1.1 Any failure by Tenant to pay any Rent when due unless such failure is cured within five (5) business days after notice; or

19.1.2 Except where a specific time period is otherwise set forth for Tenant’s performance herein (in which event the failure to perform by Tenant within such time period shall be a Default), and except as otherwise provided in this Section 19.1, any failure by Tenant to observe or perform any other provision, covenant or condition hereof where such failure continues for 30 days after notice from Landlord; provided that if such failure cannot reasonably be cured within such 30-day period, Tenant shall not be in Default as a result of such failure if Tenant diligently commences such cure within such period, thereafter diligently pursues such cure to completion; or

19.1.3 Abandonment of all or a substantial portion of the Premises by Tenant; or

19.1.4 Any failure by Tenant to observe or perform the provisions of Sections 5, 14, 17 or 18 where such failure continues for more than five (5) business days after notice from Landlord; or

19.1.5 Tenant becomes in breach of Section 25.3.

    If Tenant breaches a particular provision hereof (other than a provision requiring payment of Rent) on three (3) separate occasions during any 12-month period, Tenant’s subsequent breach of such provision shall be, at Landlord’s option, an incurable Default. The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by Law, and Landlord shall not be required to give any additional notice in order to be entitled to commence an unlawful detainer proceeding.

19.2 Remedies Upon Default. Upon any Default, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (which shall be cumulative and nonexclusive), the option to pursue any one or more of the following remedies (which shall be cumulative and nonexclusive) without any notice or demand:

19.2.1 Landlord may terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy it may have for possession or arrearages in Rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(a) The worth at the time of award of the unpaid Rent which has been earned at the time of such termination; plus

(b) The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c) The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; plus

(d) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations hereunder or which in the ordinary course of things would be likely to result therefrom, including brokerage commissions, advertising expenses, expenses of remodeling any portion of the Premises for a new tenant (whether for the same or a different use), and any special concessions made to obtain a new tenant; plus

(e) At Landlord’s option, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Law.

As used in Sections 19.2.1(a) and (b), the “worth at the time of award” shall be computed by allowing interest at a rate per annum equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication G.13(415), published on the first Tuesday of each calendar month (or such other comparable index as Landlord shall reasonably designate if such rate ceases to be published) plus two (2) percentage points, or (ii) the highest rate permitted by Law. As used in Section 19.2.1(c), the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%.

19.2.2 Landlord shall have the remedy described in California Civil Code § 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover Rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies hereunder, including the right to recover all Rent as it becomes due.

19.2.3 Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, or any Law or other provision hereof), without prior demand or notice except as required by Law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3 Efforts to Relet. Unless Landlord provides Tenant with express notice to the contrary, no re-entry, repossession, repair, maintenance, change, alteration, addition, reletting, appointment of a receiver or other action or omission by Landlord shall (a) be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, or (b) operate to release Tenant from any of its obligations hereunder. Tenant waives, for Tenant and for all those claiming by, through or under Tenant, California Civil Code § 3275 and California Code of Civil Procedure §§ 1174(c) and 1179 and any existing or future rights to redeem or reinstate, by order or judgment of any court or by any legal process or writ, this Lease or Tenant’s right of occupancy of the Premises after any termination hereof.

19.4 Landlord Default. Landlord shall not be in default hereunder unless it fails to begin within 30 days after notice from Tenant, or fails to pursue with reasonable diligence thereafter, the cure of any failure of Landlord to meet its obligations hereunder. Before exercising any remedies for a default by Landlord, Tenant shall give notice and a reasonable time to cure to any Security Holder of which Tenant has been notified.

20 LANDLORD EXCULPATION. Notwithstanding any contrary provision hereof, (a) the liability of the Landlord Parties to Tenant shall be limited to an amount equal to the lesser of (i) Landlord’s interest in the Building, or (ii) the equity interest Landlord would have in the Building if the Building were encumbered by third-party debt in an amount equal to 80% of the value of the Building (as such value is determined by Landlord); (b) Tenant shall look solely to Landlord’s interest in the Building for the recovery of any judgment or award against any Landlord Party; (c) no Landlord Party shall have any personal liability for any judgment or deficiency, and Tenant waives and releases such personal liability on behalf of itself and all parties claiming by, through or under Tenant; and (d) no Landlord Party shall be liable for any injury or damage to, or interference with, Tenant’s business, including loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or for any form of special or consequential damage.

21 SECURITY DEPOSIT. Concurrently with its execution and delivery hereof, Tenant shall deposit with Landlord the Security Deposit, if any, as security for Tenant’s performance of its obligations hereunder. If Tenant breaches any provision hereof, Landlord may, at its option, without notice to Tenant, apply all or part of the Security Deposit to pay any past-due Rent, cure any breach by Tenant, or compensate Landlord for any other loss or damage caused by such breach. If Landlord so applies any portion of the Security Deposit, Tenant, within three (3) days after demand therefor, shall restore the Security Deposit to its original amount. The Security Deposit is not an advance payment of Rent or measure of damages. Any unapplied portion of the Security Deposit shall be returned to Tenant within 45 days after the latest to occur of (a) the expiration of the Term, (b) Tenant’s surrender of the Premises as required hereunder, or (c) determination of the final Rent due from Tenant. Landlord shall not be required to keep the Security Deposit separate from its other accounts.

22 RELOCATION. Landlord, after giving notice, may move Tenant to other space in the Project comparable in size and utility to the Premises. In such event, all terms hereof shall apply to the new space, except that Base Rent and Tenant’s Share shall not increase as a result of such relocation. Landlord, at its expense, (a) shall provide Tenant with tenant improvements in the new space at least equal in quality to those in the Premises, and (b) shall move Tenant’s effects to the new space. Landlord shall reimburse Tenant for Tenant’s reasonable moving, re-cabling and stationery-replacement costs. The parties shall execute a written agreement prepared by Landlord memorializing the relocation.

23 COMMUNICATIONS AND COMPUTER LINES. All Lines installed pursuant to this Lease shall be (a) installed in accordance with Section 7; and (b) clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant’s name, suite number, and the purpose of such Lines (i) every six (6) feet outside the Premises (including the electrical room risers and any Common Areas), and (ii) at their termination points. Landlord may designate specific contractors for work relating to vertical Lines. Sufficient spare cables and space for additional cables shall be maintained for other occupants, as reasonably determined by Landlord. Unless otherwise notified by Landlord, Tenant, at its expense and before the expiration or earlier termination hereof, shall remove all Lines and repair any resulting damage. As used herein, “Lines” means all communications or computer wires and cables serving the Premises, whenever and by whomever installed or paid for, including any such wires or cables installed pursuant to any prior lease.

24 PARKING. Tenant may park in the Building’s parking facilities (the “Parking Facility”), in common with other tenants of the Building, upon the following terms and conditions. Tenant shall not use more than the number of unreserved and/or reserved parking passes set forth in Section 1.9. Tenant shall pay Landlord, in accordance with Section 3, any fees for the parking passes described in Section 1.9. Tenant shall pay Landlord any fees, taxes or other charges imposed by any governmental or quasi-governmental agency in connection with the Parking Facility, to the extent such amounts are allocated to Tenant by Landlord. Landlord shall not be liable to Tenant, nor shall this Lease be affected, if any parking is impaired by (or any parking charges are imposed as a result of) any Law. Tenant shall comply with all rules and regulations established by Landlord from time to time for the orderly operation and use of the Parking Facility, including any sticker or other identification system and the prohibition of vehicle repair and maintenance activities in the Parking Facility. Landlord may, in its discretion, allocate and assign parking passes among Tenant and the other tenants in the Building. Tenant’s use of the Parking Facility shall be at Tenant’s sole risk, and Landlord shall have no liability for any personal injury or damage to or theft of any vehicles or other property occurring in the Parking Facility or otherwise in connection with any use of the Parking Facility by Tenant, its employees or invitees. Landlord may alter the size, configuration, design, layout or any other aspect of the Parking Facility, and, in connection therewith, temporarily deny or restrict access to the Parking Facility, in each case without abatement of Rent or liability to Tenant. Landlord may delegate its responsibilities hereunder to a parking operator, in which case (i) such parking operator shall have all the rights of control reserved herein by Landlord, (ii) Tenant shall enter into a parking agreement with such parking operator, (iii) Tenant shall pay such parking operator, rather than Landlord, any charge established hereunder for the parking passes, and (iv) Landlord shall have no liability for claims arising through acts or omissions of such parking operator except to the extent caused by Landlord’s gross negligence or willful misconduct. Tenant’s parking rights under this Section 24 are solely for the benefit of Tenant’s employees and invitees and such rights may not be transferred without Landlord’s prior consent, except pursuant to a Transfer permitted under Section 14.

25 MISCELLANEOUS.

25.1 Notices. No notice, demand, statement, designation, request, consent, approval, election or other communication given hereunder (“Notice”) shall be binding upon either party unless (a) it is in writing; (b) it is (i) sent by certified or registered mail, postage prepaid, return receipt requested, (ii) delivered by a nationally recognized courier service, or (iii) delivered personally; and (c) it is sent or delivered to the address set forth in Section 1.10 or 1.11, as applicable, or to such other place (other than a P.O. box) as the recipient may from time to time designate in a Notice to the other party. Any Notice shall be deemed received on the earlier of the date of actual delivery or the date on which delivery is refused, or, if Tenant is the recipient and has vacated its notice address without providing a new notice address, three (3) days after the date the Notice is deposited in the U.S. mail or with a courier service as described above.

25.2 Force Majeure. If either party is prevented from performing any obligation hereunder by any strike, act of God, war, terrorist act, shortage of labor or materials, governmental action, civil commotion or other cause beyond such party’s reasonable control (“Force Majeure”), such obligation shall be excused during (and any time period for the performance of such obligation shall be extended by) the period of such prevention; provided, however, that this Section 25.2 shall not (a) permit Tenant to hold over in the Premises after the expiration or earlier termination hereof, or (b) excuse any of Tenant’s obligations under Sections 3, 4, 5, 21 or 25.3 or any of Tenant’s obligations whose nonperformance would interfere with another occupant’s use, occupancy or enjoyment of its premises or the Project.

25.3 Representations and Covenants. Tenant represents, warrants and covenants that (a) Tenant is, and at all times during the Term will remain, duly organized, validly existing and in good standing under the Laws of the state of its formation and qualified to do business in the state of California; (b) neither Tenant’s execution of nor its performance under this Lease will cause Tenant to be in violation of any agreement or Law; (c) Tenant (and any guarantor hereof) has not, and at no time during the Term will have, (i) made a general assignment for the benefit of creditors, (ii) filed a voluntary petition in bankruptcy or suffered the filing of an involuntary petition by creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally; and (d) each party that (other than through the passive ownership of interests traded on a recognized securities exchange) constitutes, owns, controls, or is owned or controlled by Tenant, any guarantor hereof or any subtenant of Tenant is not, and at no time during the Term will be, (i) in violation of any Laws relating to terrorism or money laundering, or (ii) among the parties identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list.

25.4 Signs. Landlord shall include Tenant’s name in any tenant directory located in the lobby on the first floor of the Building. If any part of the Premises is located on a multi-tenant floor, Landlord, at Tenant’s cost, shall provide identifying suite signage for Tenant comparable to that provided by Landlord on similar floors in the Building. Tenant may not install (a) any signs outside the Premises, or (b) without Landlord’s prior consent in its sole and absolute discretion, any signs, window coverings, blinds or similar items that are visible from outside the Premises.

25.5 Attorneys’ Fees. In any action or proceeding between the parties, including any appellate or alternative dispute resolution proceeding, the prevailing party may recover from the other party all of its costs and expenses in connection therewith, including reasonable attorneys’ fees and costs. Tenant shall pay all reasonable attorneys’ fees and other fees and costs that Landlord incurs in interpreting or enforcing this Lease or otherwise protecting its rights hereunder (a) where Tenant has failed to pay Rent when due, or (b) in any bankruptcy case, assignment for the benefit of creditors, or other insolvency, liquidation or reorganization proceeding involving Tenant or this Lease.

25.6 Brokers. Tenant represents to Landlord that it has dealt only with Tenant’s Broker as its broker in connection with this Lease. Tenant shall indemnify, defend, and hold Landlord harmless from all claims of any brokers, other than Tenant’s Broker, claiming to have represented Tenant in connection with this Lease. Landlord shall indemnify, defend and hold Tenant harmless from all claims of any brokers, including Landlord’s Broker, claiming to have represented Landlord in connection with this Lease. Tenant acknowledges that any Affiliate of Landlord that is involved in the negotiation of this Lease is representing only Landlord, and that any assistance rendered by any agent or employee of such Affiliate in connection with this Lease or any subsequent amendment or other document related hereto has been or will be rendered as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

25.7 Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the Laws of the State of California. THE PARTIES WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE OR ANY EMERGENCY OR STATUTORY REMEDY.

25.8 Waiver of Statutory Provisions. Each party waives California Civil Code §§ 1932(2) and 1933(4). Tenant waives (a) any rights under (i) California Civil Code §§ 1932(1), 1941, 1942, 1950.7 or any similar Law, or (ii) California Code of Civil Procedure § 1265.130; and (b) any right to terminate this Lease under California Civil Code § 1995.310.

25.9 Interpretation. As used herein, the capitalized term “Section” refers to a section hereof unless otherwise specifically provided herein. As used in this Lease, the terms “herein,” “hereof,” “hereto” and “hereunder” refer to this Lease and the term “include” and its derivatives are not limiting. Any reference herein to “any part” or “any portion” of the Premises, the Property or any other property shall be construed to refer to all or any part of such property. Wherever this Lease requires Tenant to comply with any Law, rule, regulation, procedure or other requirement or prohibits Tenant from engaging in any particular conduct, this Lease shall be deemed also to require Tenant to cause each of its employees, licensees, invitees and subtenants, and any other party claiming by, through or under Tenant, to comply with such requirement or refrain from engaging in such conduct, as the case may be. Wherever this Lease requires Landlord to provide a customary service or to act in a reasonable manner (whether in incurring an expense, establishing a rule or regulation, providing an approval or consent, or performing any other act), this Lease shall be deemed also to provide that whether such service is customary or such conduct is reasonable shall be determined by reference to the practices of owners of buildings that (i) are comparable to the Building in size, age, class, quality and location, and (ii) at Landlord’s option, have been, or are being prepared to be, certified under the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system or a similar rating system. Tenant waives the benefit of any rule that a written agreement shall be construed against the drafting party.

25.10 Entire Agreement. This Lease sets forth the entire agreement between the parties relating to the subject matter hereof and supersedes any previous agreements (none of which shall be used to interpret this Lease). Tenant acknowledges that in entering into this Lease it has not relied upon any representation, warranty or statement, whether oral or written, not expressly set forth herein. This Lease can be modified only by a written agreement signed by both parties.

25.11 Other. Landlord, at its option, may cure any Default, without waiving any right or remedy or releasing Tenant from any obligation, in which event Tenant shall pay Landlord, upon demand, the cost of such cure. If any provision hereof is void or unenforceable, no other provision shall be affected. Submission of this instrument for examination or signature by Tenant does not constitute an option or offer to lease, and this instrument is not binding until it has been executed and delivered by both parties. If Tenant is comprised of two or more parties, their obligations shall be joint and several. Time is of the essence with respect to the performance of every provision hereof in which time of performance is a factor. So long as Tenant performs its obligations hereunder, Tenant shall have peaceful and quiet possession of the Premises against any party claiming by, through or under Landlord, subject to the terms hereof. Landlord may transfer its interest herein, in which event Landlord shall be released from, Tenant shall look solely to the transferee for the performance of, and the transferee shall be deemed to have assumed, all of Landlord’s obligations arising hereunder after the date of such transfer (including the return of any Security Deposit) and Tenant shall attorn to the transferee. Landlord reserves all rights not expressly granted to Tenant hereunder, including the right to make alterations to the Project. No rights to any view or to light or air over any property are granted to Tenant hereunder. The expiration or termination hereof shall not relieve either party of any obligation that accrued before, or continues to accrue after, such expiration or termination.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

LANDLORD:

CCA-10960 WILSHIRE LIMITED PARTNERSHIP, a Delaware limited partnership

By:	EOP Owner GP L.L.C., a Delaware limited liability company, its general partner

	By:	/s/ Frank Campbell
	Name:	Frank Campbell
	Title:	Market

TENANT:

NEUROSIGMA, INC., a Delaware corporation

By:	/s/ Leon Ekchian
Name:	Leon Ekchian
Title:	President & CEO
[chairman][president][vice-president]

By:	/s/ Leon Ekchian
Name:	Leon Ekchian
Title:	Secretary
[secretary][assistant secretary][chief financial officer][assistant treasurer]